Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp.

Announces Final Results and Settlement of Exchange Offers

DALLAS—January 30, 2013—Energy Future Holdings Corp. (“EFH Corp.”) today announced (a) the final results and settlement of the offers (the “First Lien Exchange Offers”) of its direct, wholly-owned subsidiary, Energy Future Intermediate Holding Company LLC (“EFIH”), and EFIH’s direct, wholly-owned subsidiary, EFIH Finance Inc. (“EFIH Finance” and, together with EFIH, the “Offerors”), to exchange up to approximately $1.3 billion aggregate principal amount of new 10.000% Senior Secured Notes due 2020 of the Offerors for any and all outstanding (i) 9.75% Senior Secured Notes due 2019 of EFH Corp., (ii) 10.000% Senior Secured Notes due 2020 of EFH Corp. and (iii) 9.75% Senior Secured Notes due 2019 of the Offerors (collectively, the “Old First Lien Notes”) and (b) the final results of the concurrent solicitations (the “Consent Solicitations”) by EFH Corp. and the Offerors of consents (the “Consents”) from holders of Old First Lien Notes to proposed amendments (the “Proposed Amendments”) to the indentures governing the Old First Lien Notes and to such Old First Lien Notes.

EFH Corp. also today announced the final results and settlement of the Offerors’ previously announced offers (the “Unsecured Exchange Offers” and, together with the First Lien Exchange Offers, the “Exchange Offers”) to exchange up to approximately $124 million aggregate principal amount of new 11.25%/12.25% Senior Toggle Notes due 2018 of the Offerors for any and all outstanding (i) 10.875% Senior Notes due 2017 of EFH Corp. and (ii) 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (collectively, the “Old Unsecured Notes” and, together with the Old First Lien Notes, the “Old Notes”).

The Consent Solicitations and the Exchange Offers expired at 5:00 p.m., New York City time, on January 24, 2013 (the “Expiration Date”).

EFH Corp. was advised by the exchange agent for the Exchange Offers that, as of the Expiration Date, (i) the principal amounts and the percentages of outstanding principal amounts tendered listed in Table 1 below of each series of Old First Lien Notes were validly tendered (and not validly withdrawn), and related Consents with respect to each such series of Old First Lien Notes were validly delivered (and not validly revoked) in the Consent Solicitations and (ii) the principal amounts and the percentages of outstanding principal amounts tendered listed in Table 2 below of each series of the Old Unsecured Notes were validly tendered (and not validly withdrawn). As of the Expiration Date, EFH Corp. and the Offerors had received the requisite consents to adopt the Proposed Amendments, and on January 25, 2013, EFH Corp. and the Offerors entered into supplemental indentures to the indentures governing the Old First Lien Notes to give effect to the Proposed Amendments.

Table 1—First Lien Exchange Offers

CUSIP/ISIN	Issuer(s)	Title of Old Notes	Principal Amount Outstanding	Principal Amount Validly Tendered and Consented	Percentage of Outstanding Principal Amount Validly Tendered and Consented
292680AF2 US292680AF29	EFH Corp.	9.75% Senior Secured Notes due 2019	$115,446,000	$112,988,000	97.87%
292680AH8 US292680AH84 and 292680 AG0 US292680AG02 and U29191AD2 USU29191AD22	EFH Corp.	10.000% Senior Secured Notes due 2020	$1,060,757,000	$1,057,656,000	99.71%
292681AA1 US292681AA15	EFIH and EFIH Finance	9.75% Senior Secured Notes due 2019	$141,083,000	$139,068,000	98.57%

Table 2—Unsecured Exchange Offers

CUSIP/ISIN	Issuer	Title of Old Notes	Principal Amount Outstanding	Principal Amount Validly Tendered	Percentage of Outstanding Principal Amount Validly Tendered
292680AC9 US292680AC97 and 292680AA3 US292680AA32 and U29191AA8 USU29191AA82	EFH Corp.	10.875% Senior Notes due 2017	$64,135,000	$30,876,000	48.14%

292680 AD7 US292680AD70 and 292680AB1 US292680AB15 and U29191AB6 USU29191AB65	EFH Corp.	11.250%/12.000% Senior Toggle Notes due 2017	$60,329,699	$33,406,721	55.37%

In accordance with the terms and conditions of the Exchange Offers, EFH Corp. and the Offerors have accepted all of the Old Notes that were validly tendered for exchange. The Exchange Offers settled on January 29, 2013. On January 29, 2013, the Offerors issued $1,302,106,000 aggregate principal amount of their 10.000% Senior Secured Notes due 2020 in connection with the First Lien Exchange Offers and $63,930,000 aggregate principal amount of their 11.25%/12.25% Senior Toggle Notes due 2018 in connection with the Unsecured Exchange Offers.

About EFH Corp.

EFH Corp. is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with approximately 1.8 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and in the United States. EFH Corp.’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas, with more than three million delivery points and approximately 118,000 miles of distribution and transmission lines. While EFH Corp. indirectly owns approximately 80% of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent of EFH Corp.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that EFH Corp. and/or the Offerors expect or anticipate to occur in the future, including the Exchange Offers and Consent Solicitations (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “goal,” “objective,” and “outlook”), are forward-looking statements. Although EFH Corp. and/or the Offerors believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the applicable offering documents and EFH Corp.’s and EFIH’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein).

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Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

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